EXHIBIT 23.3

                Consent of Daniel G. Matthews & Associates, Inc.

                  [DANIEL G. MATTHEWS & ASSOCIATES LETTERHEAD]


July 22, 1997



Four Oaks Bank & Trust Company
P. O. Box 309
Four Oaks, NC  27524

         Re:      Consent of Daniel G. Matthews & Associates, Inc.



We consent to the incorporation by reference in the Registration Statement (Form S-3) pertaining to the Four Oaks Fincorp, Inc. Dividend Reinvestment Plan of our report dated February 20, 1996, with respect to the consolidated financial statements of Four Oaks Bank & Trust Company, incorporated by reference in its Annual Report (Form F-2) for the year ended December 31, 1996 filed with the Federal Deposit Insurance Corporation.


/s/ Daniel G. Matthews & Associates, Inc.
DANIEL G. MATTHEWS & ASSOCIATES, INC.
Smithfield, North Carolina